Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-117592 and 333-221332 on Form S-3 and Registration Statement Nos. 333-67828, 333-82818, 333-104427, 333-107356, 333-116103, 333-125080, 333-132556, 333-142857, 333-149758, 333-159562, 333-176146, 333-190930, 333-205465, 333-225179, 333-231669, 333-256979, and 333-265767 on Form S-8 of our reports dated March 1, 2023, relating to the financial statements of Omnicell, Inc. and the effectiveness of Omnicell, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

San Jose, California
March 1, 2023